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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SEALY CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 25, 2007

March 27, 2007

To our stockholders:

        On behalf of your board of directors, we are pleased to invite you to attend the 2007 annual meeting of stockholders of Sealy Corporation. The meeting will be held on Wednesday, April 25, 2007 at 9:00 a.m., local time, at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407.

        At the meeting, you will be asked to:

  (1)
  Elect eight directors to serve until their successors are duly elected and qualified;

  (2)
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 2, 2007; and

  (3)
  Transact any other business properly brought before the meeting.

        Sealy Corporation's board of directors set March 27, 2007 as the record date for the meeting. This means that owners of record of shares of Sealy common stock at the close of business on that date are entitled to:

  •
  notice of and to vote at the meeting, and

  •
  vote at the meeting and any adjournment or postponements of the meeting..

        We urge each shareowner to sign and return the enclosed proxy card or to use telephone or Internet voting.

Sincerely,
[Insert signature]
David J. McIlquham Chairman and Chief Executive Officer

This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about March 27, 2007.

i

SEALY CORPORATION.
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held on
April 25, 2007

GENERAL INFORMATION ABOUT SEALY'S ANNUAL MEETING

        We are providing this proxy statement in connection with the solicitation by the board of directors of Sealy Corporation ("Sealy") of proxies to be voted at our 2007 annual meeting of stockholders and at any adjournment of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407, on Wednesday, April 25, 2007 at 9:00 a.m. local time.

Stockholders Entitled to Vote

        The record date for the annual meeting is March 27, 2007. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the annual meeting. On March 27, 2007, there were 91,532,208 shares of common stock outstanding.

Required Vote

        The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

        Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Thus, an abstention or broker non-vote will have no effect on the outcome of the vote on election of directors at the annual meeting. For the ratification of the appointment of Deloitte & Touche LLP and all other matters, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the annual meeting is required.

        As of March 27, 2007, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, beneficially own and have the right to vote approximately 50.9% of the outstanding shares of our common stock and have advised us that they intend to vote all such shares in favor of the nominees for director and ratification of Deloitte & Touche LLP. As a result, we are assured a quorum at the annual meeting, the election of the directors, and the ratification of the appointment of Deloitte & Touche LLP.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

        Delaware law and Sealy's certificate of incorporation and by-laws govern the vote on each proposal. The board of directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors' recommendations and approval requirements are:

PROPOSAL 1.    ELECTION OF DIRECTORS

        The first item to be voted on is the election of eight directors to serve until their successors are duly elected and qualified. The board of directors has nominated eight people as directors, each of whom is currently serving as a director of Sealy.

        You may find information about these nominees, beginning on Page 4.

        You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock may be voted for as many nominees as there are directors to be elected. Directors will be elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote on election of directors at the annual meeting.

        The board of directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The second item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for the fiscal year ending December 2, 2007.

        You may find information about this proposal beginning on Page 5.

        You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

        The board of directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

        The board of directors is not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

PROXIES AND VOTING PROCEDURES

        Your vote is important and you are encouraged to vote your shares promptly.

How Proxies are Voted

        You may vote by completing and mailing the enclosed proxy card; electronically by telephone or on the Internet by following instructions included on the proxy card; or by voting in person at the annual meeting. Each proxy will be voted as directed. However, if a proxy solicited by the board of directors does not specify how it is to be voted, it will be voted as the board of directors recommends—that is, FOR the election of the eight nominees for director named in this proxy statement and FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for fiscal year ending December 2, 2007. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

How to Revoke or Change Your Proxy

        If you submit a proxy and then wish to change your vote or vote in person at the annual meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is voted by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the annual meeting by the Corporate Secretary of Sealy, Kenneth L. Walker, at One Office Parkway, Trinity, North Carolina 27370, or it must be delivered to the Corporate Secretary at the annual meeting before proxies are voted. You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting and the last proxy received chronologically will supersede any prior proxies.

Method and Cost of Proxy Solicitation

        This proxy solicitation is being made on behalf of Sealy and the expense of preparing, printing and mailing this proxy statement is being paid by us. Proxies may be solicited by officers, directors and employees of Sealy in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. We have hired Georgeson Shareholder Communications to distribute and solicit proxies. We will pay Georgeson Shareholder Communications a fee of $1,200 plus reasonable expenses, for these services. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Director Nominations and Proposals for the 2008 Annual Meeting

        Any proposal to be presented at our 2008 Annual Meeting of Stockholders must be received at the Company's principal office no later than December 1, 2007, in order to be considered for inclusion in the Company's proxy materials for such meeting. Any such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act of 1934, as amended, or the Exchange Act, and be submitted in writing and addressed to the attention of the Corporate Secretary at One Office Parkway, Trinity, North Carolina 27370.

        In accordance with our bylaws, proposals of stockholders intended to be presented at our 2008 Annual Meeting of Stockholders without inclusion of such proposals in our proxy statement and form of proxy relating to that annual meeting must be received by us at the above address not less than sixty days nor more than ninety days prior to the meeting; provided, that in the event that less than seventy days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

PROPOSAL ONE

ELECTION OF DIRECTORS

        The first agenda item to be voted on is the election of eight directors to serve until their successors are duly elected and qualified.

General Information

        The board of directors currently consists of eight directors. Directors are generally elected for one-year terms. The term of office for all current directors expires at the annual meeting and thereafter until the person's successor has been duly elected and qualified.

        This year's nominees have been nominated to serve for a one-year term expiring at the 2008 annual meeting of stockholders and thereafter until the person's successor has been duly elected and qualified. We have inquired of the nominees and determined that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the board of directors selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the board of directors. The board of directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

        The nominees are all current directors of Sealy, and a description of the background of each is set forth below.

Nominees for Election at the Annual Meeting

Name	Age	Position
Brian F. Carroll	35	Director
James W. Johnston	60	Director
David J. McIlquham	52	Director, Chairman, President & CEO
Gary E. Morin	58	Director
Dean B. Nelson	48	Director
Paul J. Norris	59	Director
Richard W. Roedel	57	Director
Scott M. Stuart	47	Director

        Brian F. Carroll.    Mr. Carroll, age 35, has been a member of KKR since January 2006 and before that, an executive of KKR since July 1999. From September 1997 to June 1999, Mr. Carroll earned an M.B.A. at Stanford University Graduate School of Business. Before attending business school, from March 1995 to July 1997, he was an executive of KKR. Mr. Carroll is also a member of the board of directors of Rockwood Specialties Group, Inc. He has been a director of our company since April 2004.

        James W. Johnston.    Mr. Johnston, age 60, has been President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company, since 1996. Mr. Johnston was Vice Chairman of RJR Nabisco, Inc., a diversified manufacturer of consumer products, from 1995 to 1996. He also served as Chairman and CEO of R. J. Reynolds Tobacco Co. from 1989 to 1995, Chairman of R. J. Reynolds Tobacco Co. from 1995 to 1996 and Chairman of R. J. Reynolds Tobacco International from 1993 to 1996. Mr. Johnston served on the board of RJR Nabisco, Inc. and RJR Nabisco Holdings Corp. from 1989 to 1996. From 1984 until joining Reynolds, Mr. Johnston was Division Executive, Northeast Division, of Citibank, N.A., a subsidiary of Citicorp, where he was responsible for Citibank's New York Banking Division, its banking activities in upstate New York, Maine and Mid-Atlantic regions, and its national student loan business. He has been a director of our company since March 1993.

        David J. McIlquham.    Mr. McIlquham, age 52, has been Chief Executive Officer since April 2002 and has been President since February 2001. He was elected Chairman of our board of directors in April 2004. He had been Chief Operating Officer from February 2001 to April 2002. Prior to that, he had been Corporate Vice President, Sales and Marketing since September 1998 and was Corporate Vice President, Marketing since joining us in 1990 until 1998. He has been a director since April 2002.

        Gary E. Morin.    Mr. Morin, age 58, was the Executive Vice President and Chief Financial Officer of Lexmark International, Inc. from 2000 until his retirement in 2005, where in addition to corporate finance functions, he was responsible for Lexmark's investor relations, corporate communications, strategy and development, and internal audit and security functions. Prior to joining Lexmark he held senior financial and operating positions with Huffy Corporation and Tambrands. He currently serves on the board of directors of Citrix Systems, Inc. He has been a director of the company since July 2006.

        Dean B. Nelson.    Mr. Nelson, age 48, has been Chief Executive Officer of Capstone Consulting LLC, a strategic consulting firm, since March 2000. He is also Chairman, CEO, President and a director of PRIMEDIA Inc., a targeted media company. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc., a strategic consulting firm, where he was a Senior Vice President from December 1998 to February 2000 and held various other positions from August 1985 to November 1998. He has been a director of our company since April 2004.

        Paul J. Norris.    Mr. Norris, age 59, has been the non-executive Chairman and director of W.R. Grace & Co., a specialty chemicals and materials company, since May 2005, and has performed advisory services for KKR since 2001. He was Chief Executive Officer of W.R. Grace from 1998 through May 2005 and was also Chairman of W.R. Grace from 1999 through May 2005 (W.R. Grace filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2001). He is also a director of FMC Corporation. He has been a director of our company since January 2006.

        Richard W. Roedel.    Mr. Roedel, age 57, is currently a director and Chairman of the Audit Committee for Brightpoint, Inc., Luna Innovations Incorporated, and Dade Behring Holdings, Inc. He is also a director and Audit Committee member for HIS, Inc. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the United States member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive Officer. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel is a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members decicated to strengthening the audit committee by developing best practices. Mr. Roedel is a Certified Public Accountant. He has been a director of the company since August 2006.

        Scott M. Stuart.    Mr. Stuart, age 47, has been a founding partner of Sageview Capital since November 2005, and from 1996 through 2005 was a Member of KKR and had worked for KKR since 1986. He has been a director of our company since April 2004.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The second agenda item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 2, 2007.

        The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending December 2, 2007. We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Although stockholder ratification of the appointment is not required, the board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice.

        Even if the appointment is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Sealy and our stockholders. If the appointment is not ratified by our stockholders, the audit committee will reconsider the appointment.

        A representative of Deloitte & Touche LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement, if he or she desires to do so.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS SEALY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Sealy will be voted in accordance with the recommendation of the board of directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

        We avail ourselves of the "controlled company" exception under the New York Stock Exchange ("NYSE") rules which eliminates the requirements that we have a majority of independent directors on our board of directors, compensation committee and nominating/governance committee. Accordingly, we have a compensation committee with only one independent director and a nominating/corporate governance committee composed entirely of non-independent directors. On March 26, 2007 Mr. Carroll resigned from our audit committee and was replaced by Mr. Johnston. As a result, we now have an audit committee consisting of three members composed entirely of independent members. The nominating/governance committee of the board of directors has determined that James W. Johnston, Gary E. Morin and Richard W. Roedel are independent directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Securities Exchange Act of 1934, as amended.

        When making "independence" determinations, the nominating and governance committee and the board of directors shall broadly consider all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to Sealy. When assessing the materiality of a director's relationship with Sealy, the board of directors shall consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Meetings of the Board of Directors

        The board of directors is required to meet at least four times annually, or more frequently as circumstances dictate. The board of directors met nine times in fiscal 2006, either in person or by telephone. All directors are expected to participate, whether in person or by telephone, in all board meetings. Each director attended at least 75% of all board of directors and applicable committee meetings during fiscal 2006.

Audit Committee

        Our audit committee currently consists of Richard W. Roedel, James W. Johnston, and Gary E. Morin. Mr. Roedel is the chairperson of the audit committee. The board of directors has determined that all of members of the audit committee are financially literate and meet the independence and expertise requirements mandated by the applicable New York Stock Exchange listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and our independence standards. Mr. Roedel has been designated by the board of directors as the "audit committee financial expert". Mr. Roedel currently serves on the audit committees of four other public companies. The board of directors reviewed Mr. Roedel's obligations as a member of other audit committees in accordance with New York Stock Exchange rules and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on Sealy's audit committee.

        Our audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board of directors in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

        The audit committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by Deloitte & Touche LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the audit committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy and the audit committee may pre-approve particular services on a case-by-case basis. The audit committee has delegated the authority to grant pre-approvals to Mr. Roedel, the audit committee chair, when the full audit committee is unable to do so. At each subsequent audit committee meeting, the audit committee reviews these pre-approvals, receives updates on the services actually provided by the independent accountants, and management may present additional services for approval. For fiscal 2006, the audit committee pre-approved all audit, audit-related and non-audit services performed by Deloitte & Touche LLP.

        Our audit committee is required to meet at least four times annually, or more frequently as circumstances dictate. The committee met twelve times in fiscal 2006.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost. A copy of our audit committee charter is included as Appendix A to this proxy statement.

Compensation Committee

        Our compensation committee currently consists of Brian F. Carroll, James W. Johnston and Scott M. Stuart. Mr. Johnston is an independent director and Messrs. Carroll and Stuart are not independent, as permitted by the "controlled company" exception. Mr. Johnston is the chairperson of the compensation committee.

        Our compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

        Our compensation committee is required to meet at least two times annually, or more frequently, as circumstances dictate. Our compensation committee met six times in fiscal 2006.

        Our board of directors has adopted a written charter for the compensation committee which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Nominating/Corporate Governance Committee

        Our nominating/corporate governance committee consists of Brian F. Carroll, Dean B. Nelson and David J. McIlquham, none of whom are independent, as permitted by the "controlled company" exception. Mr. Nelson is the chairperson of the nominating/corporate governance committee.

        The nominating/corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) overseeing evaluations of the board of directors and its members, (3) screening and recommending to the board of directors individuals qualified to become executive officers and (4) handling such other matters that are specifically delegated to the nominating/corporate governance committee by the board of directors from time to time.

        In nominating candidates to serve as directors, the board of directors' objective, with the assistance of the nominating/corporate governance committee, is to select individuals with skills and experience that can be of assistance to management in operating our business. When evaluating the recommendations of the nominating/corporate governance committee, the board of directors should consider whether individual directors possess the following personal characteristics: integrity, accountability, informed judgment, financial literacy, mature confidence and high performance standards. The board of directors as a whole should possess all of the following core competencies, with each candidate contributing knowledge, experience and skills in at least one domain: accounting and finance, business judgment, management, industry knowledge, leadership and strategy/vision. For a description of the procedures for stockholders to submit proposals regarding director nominations, see "Stockholder Director Nominations" below.

        Our nominating/corporate governance committee is required to meet at least two times annually, or more frequently as circumstances dictate. Our nominating/corporate governance committee met only one time in fiscal 2006 because the committee was established during the fiscal year in connection with Sealy becoming a public company in April 2006.

        Our board of directors has adopted a written charter for the nominating/corporate governance committee which is available at our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Presiding Director of Non-Management Executive Sessions

        At each executive session of non-management members of the board of directors, the non-management members in attendance determine which member will preside at such session.

Corporate Governance Guidelines

        The board of directors has adopted Corporate Governance Guidelines which set forth the board of directors' core principles of corporate governance and are designed to promote its effective functioning and assist the board of directors in fulfilling its responsibilities. The board of directors will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Code of Business Conduct and Ethics

        We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a Code of Business Conduct and Ethics that applies to our employees, executive officers and directors. Our Code of Business Conduct and Ethics is available on our website at www.sealy.com, in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Director Candidate Recommendations by Stockholders

        Each director candidate recommendation by a stockholder should be accompanied by certain information relating to the stockholder making such recommendation, as well as information concerning the recommended candidate, including the name, address and relevant qualifications of the recommended candidate. A stockholder who wishes to recommend a candidate for election to the board of directors should submit it to the nominating/corporate governance committee by December 1, 2007:

        By mail:

      Stockholder Director Recommendation
      Nominating/Corporate Governance Committee
      c/o: Senior Vice President, General Counsel, & Secretary
      Sealy Corporation
      One Office Parkway
      Trinity, North Carolina 27370

        By fax:

      (336) 861-3786

Stockholder and Interested Person Communications with the Board of Directors

        Any stockholder or interested person may communicate with (i) the board of directors as a whole, (ii) the independent directors as a group, (iii) any individual member of the board of directors, or (iv) any committee of the board of directors by submitting those communications to the appropriate person or group:

        By mail:

      Stockholder Communication to the Board of Directors
      [Name of Appropriate Person or Group]
      c/o: Senior Vice President, General Counsel, & Secretary
      Sealy Corporation
      One Office Parkway
      Trinity, North Carolina 27370

        By fax:

      (336) 861-3786

        All appropriate stockholder or interested person communications received by the Senior Vice President, General Counsel & Secretary will be forwarded to the appropriate person or group. Inappropriate communications include those not related to the duties or responsibilities of the board of directors. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be forwarded to the audit committee.

        A copy of these procedures is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Director Compensation

        Our non-employee directors each receive a retainer of $40,000 per year plus $1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone. The board committee members receive an additional annual retainer of $16,000 for the Chairman of the audit committee, $4,000 for other committee chairs, $4,000 for other audit committee members, and $2,000 for members of other Board committees. Committee members are paid $1,000 for each meeting attended in person and $500 per telephonic meeting attended. All fees are paid on a quarterly basis. The directors may elect to defer all or a portion of these fees into stock appreciation units. Annually, each director may elect to defer all or a portion of their fees as a Sealy director under the Sealy Director's Deferred Compensation Plan. Under this plan, on the date director fees become payable, Sealy credits the deferred compensation account of each director with the number of share units of Sealy's common stock which is equal to the deferred portion of any fee due the director at such time, divided by the per share market value of Sealy's shares on that date. Sealy also credits each director's deferred compensation account with the number of share units equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock) payable on the number of shares of common stock represented in each director's deferred compensation account divided by Sealy's per share stock value on the dividend payment date. Distributions from a director's deferred compensation account shall be paid in Sealy's common stock or the cash equivalent thereof, at the election of Sealy, and shall begin on either the first day of the calendar year following or six months following (whichever is later), the later of the attainment of the director's retirement date (as indicated in the director's deferral election) or separation from Sealy's board of directors.

Limitation on Directors' Liability and Indemnification

        Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Under Delaware law, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

  •
  breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which he or she derived an improper personal benefit.

        Our bylaws provide that we:

  •
  are required to indemnify our directors and executive officers to the maximum extent permitted by Delaware law;

  •
  may indemnify our employees and agents as set forth in Delaware General Corporation Law, subject to very limited exceptions;

  •
  are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding; and

  •
  may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

        We also maintain directors' and officers' liability insurance to cover our directors, executive officers and some of our employees for liabilities, including liabilities under securities laws. We believe that our certificate of incorporation, bylaws and insurance are necessary to attract and retain qualified persons as directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

        At present, we are not aware of any pending litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

AUDIT COMMITTEE REPORT AND AUDITOR FEES

Audit Committee Report

        The audit committee reviews Sealy's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States.

        In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements contained in Sealy's Annual Report on Form 10-K for the year ended

November 26, 2006 with Sealy's management and independent registered public accounting firm. The audit committee has also discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, including the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the audit committee reviewed and discussed with the independent registered public accounting firm the auditor's independence from Sealy and its management, including the matters in the written disclosures and letter which were received by the audit committee from the independent registered public accountant, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

        Based on the reviews and discussions referred to above, the audit committee approved the audited consolidated financial statements and recommended to the board of directors that they be included in Sealy's Annual Report on Form 10-K for the year ended November 26, 2006, for filing with the Securities and Exchange Commission. The audit committee has also selected Deloitte & Touche LLP as Sealy's independent registered public accounting firm and are presenting the selection to the stockholders for ratification.

Richard W. Roedel, Chairperson James W. Johnston Gary E. Morin

The preceding audit committee report is provided only for the purpose of this proxy statement. This report shall not be incorporated, in whole or in part, in any other Sealy filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Audit and Related Fees

        The following table summarizes aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended November 26, 2006 and November 27, 2005, with the following notes explaining the services underlying the table captions:

	2006	2005
	(thousands)
Audit fees(1)	$882	$1,092
Audit-related fees(2)	581	917
Tax fees	—	4
All other fees(3)	429	46

Total	$1,892	$2,059

  (1)
  Includes fees for the audit of our annual consolidated financial statements.

  (2)
  Includes fees for international statutory audits as well as services related to our various public filings, including the initial public offering of Sealy Corporation stock and Form 10-Q filings.

  (3)
  Includes fees related to due diligence reviews of potential mergers, acquisitions and dispositions.

For additional information, please see "Audit Committee" beginning on page 7.

EXECUTIVE COMPENSATION

Compensation Committee Report

  Compensation Philosophy, Policies and Plans for Executive Officers

        The compensation committee operates pursuant to a charter which delegates responsibility for the compensation and benefits of Sealy's executive officers and other members of senior management to the compensation committee. The compensation committee is primarily responsible for:

  •
  Discharging the responsibilities of the board of directors to the shareholders, potential shareholders and investment community with respect to our compensation and benefit programs and compensation of our executives; and

  •
  Producing an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable New York Stock Exchange, Securities and Exchange Commission and other regulatory bodies.

        Sealy and its subsidiaries seek to attract and retain highly qualified and talented professionals. The marketplace in which Sealy competes is highly competitive. Further, our compensation policies, while designed to secure the services of appropriate professionals, must also support our vision of creating a dynamic company, and delivering superior value and growth.

        In furtherance of these goals, Sealy's executive compensation program is reviewed and approved by the compensation committee. The compensation committee has retained Watson Wyatt, a human resources consulting firm, to provide advisory services in connection with reviewing its compensation program, including the compensation of our chairman, president and chief executive officer, executive officers and key employees. Our consultant provided data that reflect the compensation practices for public companies of comparable business character and size to assist the compensation committee's review. In addition, the compensation committee considered published compensation survey data provided by our consultants for similar executive job descriptions.

        There are three main elements to our senior executive compensation:

  •
  Cash compensation through salaries;

  •
  Variable annual cash compensation through the Sealy Corporation Bonus Plan (the "Bonus Plan"); and

  •
  Long term equity compensation through our previous 1998 Stock Option Plan and our current 2004 Stock Option Plan.

  Base Salaries

        Base salaries are set at levels designed to be competitive in the labor markets in which our senior executives operate. The compensation committee annually reviews the performance of our executive officers, including our chairman and chief executive officer, based on quantitative and qualitative criteria as well as comparisons to survey data and establishes appropriate increases in base salary compensation.

  Sealy Corporation Bonus Plan

        Annual cash bonuses under the Bonus Plan are offered to both attract and retain employees while also motivating them to better achieve the company's financial goals through rewards for contributions to the success of the company. The compensation committee believes that there should be a strong relationship between annual bonus pay and corporate performance and in addition a significant portion of executive compensation should be "at risk" (i.e., directly dependent upon the achievement of pre-established corporate and/or individual performance goals).

        Target annual bonus payments, expressed as a percentage of base salary, have been set by the Bonus Plan for most bonus eligible employees based on job responsibilities. For selected senior company executives the compensation committee determines the applicable bonus percentage. Bonus award payments under the Bonus Plan for the year may range from zero to 200% of the named executive officer's or key employee's target, based on the performance by Sealy's and the executive's business unit compared to the pre-established performance goal or goals. The quantitative performance goals are determined at the beginning of the year by our board of directors or the compensation committee and currently include such factors as earnings before interest tax depreciation & amortization ("EBITDA") and free cash flow or net debt level. Each year, three levels are set for each goal: minimum, target and maximum.

        Generally, a Bonus Plan participant must be employed at the end of the fiscal year for which a bonus is payable in order to be eligible to receive a bonus for such fiscal year. Bonuses are paid in a single lump sum by March 6 immediately following the end of the applicable fiscal year. The board may amend, terminate or otherwise modify the Bonus Plan at any time.

  Long-Term Equity Compensation

        Owning an equity interest is a fundamental part of our compensation philosophy and furthers the goal of aligning management compensation with the interests of stockholders. Our executive officers and certain key employees have been granted stock options to acquire Sealy shares under our 2004 and 1998 Stock Options Plans. Historically, these grants have not been annual but have been made periodically based generally on events such as significant changes at Sealy or individual changes in responsibilities or positions.

        As part of our Recapitalization, as described in our Annual Report on Form 10-K for the fiscal year ended November 26, 2006, all then outstanding stock options under our 1998 stock option plan were either paid out or rolled over into new fully vested 10 year term options ("Rollover Options"). In April 2004 the company adopted the 2004 Stock Option Plan that provides for the grant of cash and cashless exercise stock options, stock appreciation rights and/or dividend equivalent rights to management and other key employees on terms and subject to conditions as established by the compensation committee of our board of directors or certain of the committee's designees. Since April 2004 all stock options granted by the company ("New Options") have been granted under the 2004 Stock Option Plan.

        The New Options have been granted either as "time options," which vest and become exercisable ratably on a monthly basis over the three to five years following the date of grant, or "performance options," which vest and become exercisable over several fiscal years through fiscal year 2008 upon the achievement of certain EBITDA performance targets, and in any event by the eighth anniversary of the date of grant.

        All Rollover Options and New Options, and any common stock for which such options are exercised, are governed by a management stockholders' agreement and a sale participation agreement, which together provide for the following:

  •
  transfer restrictions until April 7, 2009, subject to certain exceptions;

  •
  in the event of termination of employment, call and put rights with respect to the Rollover Options and New Options and any common stock for which such options have been exercised;

  •
  "piggyback" registration rights on behalf of the members of management; and

  •
  "tag-along" rights on behalf of the members of management and "drag-along" rights for KKR.

        All option grants made under our 1998 and 2004 Stock Option Plans have been made in the form of non-qualified stock options at exercise prices equal to or above the fair market value of Sealy's common stock at the date of grant. For all stock option grants made in fiscal 2006, the committee used the applicable method provided in the 2004 Stock Option Plan to determine the fair market value for stock option grants, which is the average closing price of company's stock on the five closing days prior to the date on which a stock option is granted.

  Basis for Chairman and Chief Executive Officer's Compensation

        Mr. McIlquham's base salary was raised to $675,000 during 2006 and he received a cash bonus under the Bonus Plan of $252,461 in March 2007 based on the Sealy's fiscal 2006 performance. The base salary and target bonus percentage portions of Mr. McIlquham's compensation package were based on comparable competitive salary and bonus information and the annual performance of Sealy compared to earlier years. Factors include the performance criteria described above, as well as Mr. McIlquham's overall leadership and influence on the financial performance and strategic direction of Sealy. Mr. McIlquham's actual annual bonus payout was based on Sealy's fiscal 2006 EBITDA and net debt results versus the targets established in advance by the compensation committee of the board of directors.

  Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m) disallows a deduction to the extent certain non-performance based compensation over $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers. Because Sealy became publicly traded in 2006, Sealy believes that Section 162(m) deduction limits for fiscal 2006 will not be applicable. Sealy believes its Bonus Plan is exempt from Section 162(m) until its 2010 annual stockholder's meeting under relief provided to companies that become publicly held in connection with an initial public offering. In addition, Sealy believes the Bonus Plan satisfies the requirements for exemption under Internal Revenue Code Section 162(m) as a performance based plan. To maintain flexibility in compensating executive officers in a manner consistent with its goals, the compensation committee has not adopted a policy that all compensation must be deductible. The compensation committee will continue to monitor this matter.

James W. Johnston, Chairperson Brian F. Carroll Scott M. Stuart

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are currently determined by the compensation committee as described in this proxy statement. None of the members of Sealy's compensation committee during fiscal 2006 or as of the date of this proxy is or has been an officer or employee of Sealy. None of our executive officers has served on the compensation committee or board of any company that employed any member of Sealy's compensation committee or Sealy's board of directors.

Summary Compensation Table

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for each of the years ended November 26, 2006, November 27, 2005 and November 28, 2004, of those persons who served as (i) the chief executive officer during fiscal 2006, 2005 and 2004, and (ii) the other four most highly compensated executive officers of the Company for fiscal 2006 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary	Bonus (a)		Other Annual Compensation		Restricted Stock Award($)	Underlying Options(b)		LTIP Payout	All Other Compensation(c)
David J. McIlquham	2006	$659,896	$252,461		$6,690,953	(d)	—	425,154		$—	$22,108
Chairman, President and CEO	2005	$621,250	$745,104		$—		—	—		$—	$30,522
	2004	$575,417	$542,293		$1,030,794	(e)	—	3,483,573	(f)	$—	$1,869,538
James B. Hirshorn(g)	2006	$415,005	$144,101	(h)	$2,218,727	(d)	—	343,736		$—	$21,333
Former Senior Executive VP—	2005	$370,497	$308,163		$—		—	—		$—	$29,737
Finance, Operations and	2004	$336,917	$211,703		$397,495	(e)	—	1,088,793	(f)	$—	$1,066,779
Research and Development
Lawrence J. Rogers	2006	$315,537	$131,292	(h)	$742,380	(d)	—	48,373		$—	$20,932
President, North America	2005	$303,468	$187,208		$—		—	—		$—	$29,265
	2004	$293,282	$160,482		$126,974	(e)	—	347,717	(f)	$—	$3,202,409
Jeffrey C. Ackerman	2006	$253,750	$106,040	(i)	$66,561	(j)	—	244,914		$—	$1,323
Executive Vice President &	2005	$—	$—		$—		—	—		$—	$—
Chief Finacial Officer	2004	$—	$—		$—		—	—		$—	$—
Philip Dobbs	2006	$300,078	$54,397	(h)	$113,911	(d)	—	10,997		$—	$15,466
Senior Vice President,	2005	$195,347	$231,759	(i)	$57,961	(j)	—	293,243	(f)	$—	$1,724
Marketing	2004	$—	$—		$—		—	—		$—	$—

(a)
Represents amounts paid to each of the named executive officers for bonus payments under the Sealy's annual bonus plan and to the extent noted below for Chairman's Award bonuses and employment signing bonuses.

(b)
The named executive officers have been granted ten year non-qualified stock options to acquire shares of our Class A common stock at or above the then current fair market value as follows: (1) Grants made on July 20, 2004 at $5.79 each: 3,483,573 options to Mr. McIlquham, 1,088,793 to Mr. Hirshorn and 347,715 options to Mr. Rogers; (2) Grants made on April 6, 2005 at $8.23 each: 293,242 options to Mr. Dobbs; (3) Grants made on April 6, 2006 at $16.00 each: 278,790 options to Mr. McIlquham, 297,507 options to Mr. Hirshorn, 31,720 options to Mr. Rogers, 214,124 options to Mr. Ackerman and 7,.211 options to Mr. Dobbs; (4) Grants made on April 19, 2006 at $16.55 each: 88,280 options to Mr. McIlquham, 27,883 options to Mr. Hirshorn, 10,044 options to Mr. Rogers and 2,284 options to Mr. Dobbs; (5) Grants made on April 27, 2006 at $16.00 each: 25,390 options to Mr. Ackerman; (6) Grants made on July 18, 2006 at $16.55 each: 58,084 options to Mr. McIlquham, 18,346 options to Mr. Hirshorn, 6,609 options to Mr. Rogers, 5,400 options to Mr. Ackerman and 1,502 options to Mr. Dobbs. After the end of fiscal 2006 Mr. Hirshorn left Sealy's employ and exercised all of his in-the-money exercisable Sealy stock options. In 2006 Mr. Dobbs exercised 841 of his options that were granted in 2005.

(c)
Represents amounts paid on behalf of the named executive officers for the following five respective categories of compensation: (i) company premiums for life and accidental death and dismemberment insurance (ii) company premiums for long-term disability benefits, (iii) company contributions to our defined contribution plans, (iv) stock option payouts (associated with the Recapitalization) and (v) transaction bonus (associated with the Recapitalization). Amounts for each of the named executive officers for each of the five respective preceding categories is as follows: Mr. McIlquham: (2006-$2,120, $1,088, $18,900, $0, $0; 2005-$2,014, $1,088, $27,450, $0, $0; 2004-$1,916, $1,088, $24,000, $1,320,534, $522,000); Mr. Hirshorn: (2006-$1,345, $1,088, $18,900, $0, $0; 2005-$1,200, $1,087, $27,450, $0, $0; 2004-$1,122, $1,078, $24,000; $820,879, $219,700); Mr. Rogers (2006-$1,022, $1,010, $18,900, $0, $0; 2005-$982, $971, $27,312, $0, $0; 2004-$977, $939, $23,463 $2,912,398, $264,632); Mr. Ackerman: (2006-$666, $657, $0, $0, $0; 2005-$0, $0, $0, $0, $0; 2004-$0, $0, $0, $0, $0); Mr. Dobbs (2006-$972, $960, $13,534, $0, $0; 2005-$867, $857, $0, $0, $0; 2004-$0, $0, $0, $0, $0).

(d)
Represents amounts paid to the named executive officers as a result of the Company's April 2006 initial public offering of stock for three items: (1) a bonus for waiving rights to sell shares in the initial public offering; (2) a bonus to cover the cost to exercise a portion of the individual's options into shares; (3) a payment resulting from the Compensation Committee's adjustment of the number of options and exercise prices as a result of the reverse stock split prior to the initial public offering. Amounts for each of the named executive officers for each of these three preceding items is as follows: Mr. McIlquham: ($4,676,024, $1,977,680, $37,249); Mr. Hirshorn: ($1,626,979, $579,086, $12,662); Mr. Rogers ($519,022, $219,516, $3,842); Mr. Ackerman: ($0, $0, $0); Mr. Dobbs: ($94,906, $18,726, $279).

(e)
Represents bonus amounts paid to the named executive officers as option holders in the Recapitalization.

(f)
All option share amounts for prior years presented have been adjusted to reflect the reverse stock split of 0.7595 to one which became effective on March 23, 2006.

(g)
Mr. Hirshorn resigned as Senior Executive Vice President—Finance, Operations and Research and Development and left the Company on December 15, 2006. Since his resignation, he has exercised all of his 1,146,432 in-the-money exercisable Sealy stock options.

(h)
Includes Chairman's Award bonuses as follows: Mr. Hirshorn $25,000; Mr. Rogers $5,000; and Mr. Dobbs $5,000.

(i)
Includes signing bonuses as follows: Mr. Ackerman $50,000 and Mr. Dobbs $100,000.

(j)
Represents amounts paid on behalf of the named executive officers for relocation expenses incurred.

Option Grants in Last Fiscal Year

					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(b)
	Number of Securities Underlying Options Granted	Individual Grants(a)
Name		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
					5%($)	10%($)
David J. McIlquham	278,790	13.6%	$16.00	04/06/16	2,805,272	7,109,112
Chairman, President and Chief	88,280	4.3%	$16.55	04/19/16	918,836	2,328,512
Executive Officer	58,084	2.8%	$16.55	07/18/16	604,550	1,532,049
James B. Hirshorn(c)	297,507	14.5%	$16.00	04/06/16	2,993,609	7,586,393
Former Senior Executive Vice	27,883	1.4%	$16.55	04/19/16	290,212	735,454
President—Finance,	18,346	0.9%	$16.55	07/18/16	190,949	483,902
Operations and Research and Development
Lawrence J. Rogers	31,720	1.5%	$16.00	04/06/16	319,177	808,856
President, North America	10,044	0.5%	$16.55	04/19/16	104,540	264,925
	6,609	0.3%	$16.55	07/18/16	68,788	174,322
Jeffrey C. Ackerman	214,124	10.4%	$16.00	04/06/16	2,154,583	5,460,136
Executive Vice President &	25,390	1.2%	$16.00	04/27/16	255,482	647,442
Chief Financial Officer	5,400	0.3%	$12.62	07/18/16	42,858	108,610
Phillip Dobbs	7,211	0.4%	$16.00	04/06/16	72,559	183,880
Senior Vice President,	2,284	0.1%	$16.55	04/27/16	23,772	60,244
Marketing	1,502	0.1%	$16.55	07/18/16	15,633	39,617

(a)
All stock options described above relate to options to purchase shares of Class A common stock. All grants were issued as "New Options" under the terms described for such under "—Compensation Pursuant to Plans and Other Arrangements," below.

(b)
Potential Realizable Value is based on certain assumed rates of appreciation from the option exercise price since the board of directors determined that the stock's then fair market value was equal to or less than such option exercise price. These values are not intended to be a forecast of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the SEC, Potential Realizable Value is based upon the exercise price of the options.

(c)
Mr. Hirshorn resigned as Senior Executive Vice President—Finance, Operations and Research and Development and left the Company on December 15, 2006. Since his resignation, he has exercised all of his 1,146,432 in-the-money exercisable Sealy stock options.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End/Option Values

			Number Of Securities Underlying Unexercised Options At FY-End(#)		Value Of Unexercised In-the-money Options At FY-End($)(b)
	Shares Acquired On Exercise(#)
Name		Value Realized As of 11/26/06	Exercisable (a)	Unexercisable	Exercisable	Unexercisable
David J. McIlquham Chairman, President and CEO	65,264	$1,031,171	3,282,784	1,830,168	$36,125,286	$14,012,218
James B. Hirshorn(c) Former Sr Executive Vice President—Finance, Operations and Research and Development	20,245	$285,455	1,168,475	733,350	$12,188,606	$4,501,125
Lawrence J. Rogers President, North America	7,244	$114,455	356,987	188,233	$4,170,091	$1,403,477
Jeffrey C. Ackerman Executive Vice President & CFO	0	$0	65,686	179,228	$1,463	$13,171
Phillip Dobbs Senior Vice President, Marketing	841	$6,535	119,735	183,663	$838,418	$1,237,629

(a)
Includes options exercisable within 60 days after November 26, 2006, including performance options vesting upon the company's achievement of certain fiscal 2006 stock option performance goals.

(b)
Options are in-the-money if the fair market value of the Class A common stock exceeds the exercise price. The New York Stock Exchange closing price as of November 26, 2006 was $15.33 per share.

(c)
Mr. Hirshorn resigned as Senior Executive Vice President—Finance, Operations and Research and Development and left the Company on December 15, 2006. Since his resignation, he had exercised all of his 1,146,432 in-the-money exercisable Sealy stock options.

Compensation Pursuant To Plans and Other Arrangements

        Rollover Options and New Options-2004 Stock Option Plan.    All outstanding options, whether or not vested, to purchase our common stock, other than certain options held by members of management that those members elected to rollover, which we refer to as Rollover Options, were canceled and converted into a right to receive cash consideration upon the completion of the Recapitalization. The Rollover Options, which had an aggregate initial intrinsic value of $24.6 million, represent options to purchase shares of our Class A common stock. In July 2004, we granted to these members of management new options to purchase our Class A common stock, or New Options, in an amount based on a multiple of the value of the member's Rollover Options. The New Options were granted under a stock option plan established after the completion of the Recapitalization that provides for the grant of cash and cashless exercise stock options, stock appreciation rights and/or dividend equivalent rights to management and other key employees on terms and subject to conditions as established by the compensation committee of our board of directors or certain of the committee's designees. The plan provided twenty million shares of our Class A common stock for grants, which was reduced to 15,190,000 shares in connection with our 0.7595 to 1 reverse stock split in March 2006. The exercise price for the New Options granted in 2004 is the per share transaction value of the common stock in the Recapitalization reduced by the effect of the dividend we paid in July 2004.

        As of February 28, 2007, there were 9,826,530 shares underlying the current outstanding stock options granted under Sealy's 2004 Stock Option Plan. There were 4,429,377 shares reserved for future grants under this plan. As of February 28, 2007, there are 3,457,442 shares underlying the current outstanding "rolled over" stock options that were granted under Sealy's 1998 Stock Option Plan. There are no further shares reserved for grants under the 1998 Stock Option Plan.

        The New Options were granted in part as "time options," which vest and become exercisable ratably on a monthly basis over the first five years following the date of grant, and granted in part as "performance options," which vest and become exercisable over the five fiscal years through fiscal year 2008 upon the achievement of certain EBITDA performance targets, and in any event by the eighth anniversary of the date of grant.

        All Rollover Options and New Options, and any common stock for which such options are exercised, are governed by a management stockholders agreement and a sale participation agreement, which together provide for the following:

  •
  transfer restrictions until April 7, 2009 of purchase, subject to certain exceptions;

  •
  in the event of termination of employment, call and put rights with respect to the Rollover Options and New Options and any common stock for which such options have been exercised;

  •
  "piggyback" registration rights on behalf of the members of management; and

  •
  "tag-along" rights on behalf of the members of management and "drag-along" rights for KKR.

        Executive Put Options.    Concurrent with the Recapitalization, two of our current executive officers were given options to sell their shares of our stock back to us upon their retirement. The sales price per share is based on a formula which takes into account changes in our equity since the Recapitalization, including, among other things, consolidated net income, additional capital contributions, and capital distributions.

        Executive Employment Agreements.    On January 14, 2005, Mr. McIlquham entered into an amended employment agreement with us as Chief Executive Officer. That agreement has a perpetual two-year term and provides for an annual base salary of $625,000, subject to annual increase by our board of directors plus a performance bonus between zero and one hundred twenty percent of his base salary. In addition, eight of our other employees, including Lawrence J. Rogers, Jeffrey C. Ackerman and Philip Dobbs, currently have employment agreements that provide, among other things, a perpetual one-year employment term thereafter, during which such employees will receive base salary (not less than their current salary) and a performance bonus between zero and ninety percent for Mr. Rogers, zero and eighty percent for Mr. Ackerman and zero and seventy percent for Mr. Dobbs of base salary and substantially the same benefits as they received as of the date of such agreements. For the fiscal year ending November 26, 2006, the compensation committee of the our Board of Directors determined that the bonuses to be paid pursuant to those employment agreements were to be based 70% on our achievement of an Adjusted EBITDA target, and 30% on our achievement in net debt reduction and in some instances specific segment bonuses. Each such target represented an improvement over our prior year performance.

        Upon written notice, we may terminate any of these agreements for cause upon immediate notice thereof, or upon the death or disability of the employee. In the event we terminate an agreement for any reason other than cause, death or disability, the employee will be entitled for one year thereafter (two years in the case of Mr. McIlquham) to continue to receive his annual base salary (at the highest rate in effect during the past year), participate in our annual bonus plan and receive benefits, including medical, dental and life insurance which would otherwise be available to him during his employment. If at any time our Executive Severance Benefit Plan would provide better cash severance benefits to the employee than the foregoing severance provisions, the employee may elect to receive such better cash severance benefits in lieu thereof, while continuing to receive any other benefits available under the agreement. These agreements also contain confidentiality and non-competition covenants and other terms and conditions customary to executive employment agreements.

        Deferred Compensation Agreements.    On December 18, 1997, Mr. Rogers, entered into deferred compensation agreement with us pursuant to which he elected to defer an aggregate $94,106 of compensation, which was paid out as part of the Recapitalization on April 6, 2004.

        Severance Benefit Plans.    Effective December 1, 1992, we established the Sealy Executive Severance Benefit Plan, or the Executive Severance Plan, for employees in certain salary grades. Benefit eligibility includes, with certain exceptions, termination as a result of a permanent reduction in work force or the closing of a plant or other facility, termination for inadequate job performance, termination of employment by the participant following a reduction in base compensation, reduction in salary grade which would result in the reduction in potential plan benefits or involuntary transfer to another location. Benefits include cash severance payments calculated using various multipliers varying by salary grade, subject to specified minimums and maximums depending on such salary grades. Such cash severance payments are made in equal semi-monthly installments calculated in accordance with the Executive Severance Plan until paid in full. Certain executive-level officers would be entitled to a minimum of one-year's salary and a maximum of two-year's salary under the Executive Severance Plan. However, if a participant becomes employed prior to completion of the payment of benefits, such semi-monthly installments shall be reduced by the participant's base compensation for the corresponding period from the participant's new employer. Participants receiving cash severance payments under the Executive Severance Plan also would receive six months of contributory health and dental coverage and six months of group term life insurance coverage.

        We currently follow the terminal accrual approach to accounting for severance benefits under the Executive Severance Plan and record the estimated cost of these benefits as expense at the date of the event giving rise to payment of the benefits.

        In addition, certain executives and other employees are eligible for benefits under our severance benefit plans and certain other agreements, which provide for cash severance payments equal to their base salary and, in some instances, bonuses (from periods ranging from two weeks to two years) and for the continuation of certain benefits. In July of 2002, our board of directors provided 12 company executives with a waiver of our stock repurchase right and a cashless exercise program (utilizing stock owned for at least six months) for stock acquired under our stock option program, if the employee's employment with us terminates as the result of death, disability or retirement.

        Management Incentive Plan.    We provide performance-based compensation awards to executive officers and key employees for achievement each year as part of a bonus plan. Such compensation awards are a function of corporate and/or business unit results. The quantitative criteria are determined from time to time by our board of directors and currently include such factors as EBITDA and free cash flow or net debt level.

        Sealy Corporation 1998 Stock Option Plan.    In order to provide additional financial incentives for certain of our employees, such employees were granted options to purchase additional Class A common stock of Sealy Corporation pursuant to the Sealy Corporation 1998 Stock Option Plan. Such options vested and became fully exercisable upon the Recapitalization. Those options will now expire on April 6, 2014 or provided that if an employee's employment with us is terminated, then the exercise period of all such employee's vested options under the 1998 Stock Option Plan will be reduced to a period ending no later than six months after such employee's termination.

        Sealy Corporation Bonus Plan.    The Sealy Corporation Bonus Plan (the "Bonus Plan") became effective on December 1, 1996 and was implemented to both attract and retain employees while also motivating them to better achieve the Company's financial goals through rewards for contributions to the success of the company. The Bonus Plan is administered by our board of directors, although the board may delegate its rights and duties under the plan to our Compensation Committee. The board is empowered to establish administrative rules, determine employee eligibility, set awards to be made under the plan, and modify the plan to deal with unusual or unanticipated events. All determinations of the board as to the interpretation of the Bonus Plan are final and binding on all plan participants.

        Participants in the Bonus Plan are selected each fiscal year by the board from salaried employees. The board assigns participants to generally the following groupings by position: Selected Senior Company Executives, Senior Company Executives, Corporate and Regional Vice Presidents, Other Senior Management, Plant Managers and Sales Managers, Other Middle Management, Plant Controllers, Senior Professional and Supervisors, and Selected Exempt Employees.

        Bonus awards under the Bonus Plan are based on the degree to which the financial performance of the company, its plants, regions and selected subsidiaries meet their goals established for each fiscal year. Individual awards are based on the business segment (i.e., corporate, division, plant and/or region) to which participants are assigned. Each year, three goal levels are set for each business segment: minimum, target and maximum. If goals of a given business segment are achieved, bonuses, as a percentage of a plan participant's base salary, are paid to the plan participant employed in the relevant segment.

        Generally, a Bonus Plan participant must be employed at the end of the fiscal year for which a bonus is payable in order to be eligible to receive a bonus for such year. Bonuses are paid in a single lump sum by March 6 immediately following the end of the applicable fiscal year. The board may amend, terminate or otherwise modify the Bonus Plan at any time.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides information regarding the beneficial ownership of our common stock as of February 28, 2007 by:

  •
  each person who is known by us to beneficially own more than 5% of each class of our common stock;

  •
  our chief executive officer, former chief financial officer and our three other named executive officers currently with the Company;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. Unless otherwise noted in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. A person is also deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. The percentage of outstanding shares is based on the shares of common stock outstanding as of February 28, 2007. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.

        Unless otherwise indicated, the address of each person named in the table below is c/o Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

Name of Beneficial Owner	Beneficial Ownership of Common Shares	Options Exercisable within 60 days(1)	Percent of Class
5% Stockholder
KKR Millenium GP LLC(2)	46,625,921	—	50.9%
Marc C. Cahodes(3)	5,685,600	—	6.3%
Farallon Capital Management LLC(4)	4,980,500	—	5.4%
Directors and Executive Officers
Brian F. Carroll(3)(5)	46,625,921	—	50.9%
James W. Johnston(5)	5,198	—	*
Gary E. Morin	5,000	—	*
Dean B. Nelson(5)	—	—	*
Paul J. Norris(5)	—	—	*
Richard W. Roedel(5)	—	—	*
Scott M. Stuart(5)	—	—	*
Jeffery C. Akerman	7,250	72,815	*
Philip Dobbs	12,993	127,158	*
James B. Hirshorn(6)	465,703	—	*
David J. McIlquham	65,264	3,381,364	3.6%
Lawrence J. Rogers	7,244	367,430	*
All directors and executive officers
as a group (16 persons)(7)	46,800,482	5,877,096	54.1%

*
Less than 1%.

(1)
Shares of our common stock underlying stock options held by these individuals that are exercisable within 60 days of February 28, 2007.

(2)
Shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock owned of record by KKR Millennium Fund L.P., through its investment vehicle, Sealy Holding LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Jacques Garaialde, Michael M. Calbert and Scott C. Nuttall, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Carroll is a director of Sealy Corporation and a member of KKR. He disclaims beneficial ownership of any Sealy Corporation shares beneficially owned by KKR. For a description of material relationships between KKR and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Based solely on a Schedule 13G dated February 14, 2007 filed by this beneficial owner, shares shown as beneficially owned by Marc C. Cohodes reflect shares of common stock owned of record by Copper River Partners, L.P., a New York limited partnership ("Copper River"), and the other investment funds and accounts over which Marc C. Cohodes holds investment control and voting control with respect to their investments (collectively the "Funds"). Mr. Cohodes by virtue of his position as (i) a managing partner of Copper River, and (ii) the managing member of Copper River Management, L.L.C., the investment advisor to the Funds, possesses the sole power to vote and the sole power to direct the disposition of all 5,685,600 of these shares. The address of Marc C. Cohodes, as well as each entity and individual above is c/o Copper River Management, L.L.C., 374 Millburn Avenue, Suite 205E, Millburn, New Jersey 07041

(4)
Based solely on a Schedule 13G dated January 5, 2007 filed by this beneficial owner, shares shown as beneficially owned by Farallon Capital Management L.L.C., a Delaware limited liability company reflect shares of common stock owned by it; Farallon Partners, L.L.C., a Delaware limited liability company, with respect to other investment funds over which Farallon Partners, L.L.C. is the general partner; and the following persons who are managing members of both Farallon Capital Management L.L.C. and Farallon Partners, L.L.C.: Chun R. Ding, William F. Duhamel, Richard B. Freed, Monica R. Landry, Douglas M. Macmahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer, and Mark C. Wehrly. The address of Farallon Capital Management L.L.C., as well as each entity and individual above is c/o Farallon Capital Management L.L.C. One Maritime Plaza San Francisco, California 94111.

(5)
Sealy non-employee directors hold a total of 51,514 Sealy share units as a result of deferring all or a portion of their director fees under the Sealy Director's Deferred Compensation Plan. The growth of these units is tied directly to the growth in value of Sealy's shares. After the director leaves Sealy's board of directors these units may ultimately be paid at the Company's election in Sealy shares or the then cash equivalent thereof. As of February 28, 2007 the following directors held the indicated number of Sealy share units: Mr. Carroll 11,970, Mr. Johnston 9,702, Mr. Nelson 9,574, Mr. Norris 4,373, Mr. Roedel 5,054, and Mr. Stuart 10,841.

(6)
Mr. Hirshorn resigned as Senior Executive Vice President—Finance, Operations and Research and Development and left the Company on December 15, 2006. Since resigning he has exercised all of his 1,146,432 in-the-money exercisable Sealy stock options on a net-basis exercise, which resulted in his receiving 465,703 shares after exercise costs and withholding taxes.

(7)
Sealy's current executive officers consist of Messrs. McIlquham, Rogers, Ackerman, Hofmann, Boulden, Claypool, Dawson, Dobbs, and Walker. Mr. Hirshorn is not included since he is no longer an executive officer. Mr. Boulden has announced his intention to retire as of March 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership with the SEC and to furnish us with copies of the reports.

        Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our fiscal year ended November 26, 2006, the persons who were either one of our directors or officers who beneficially owned more than 10% of our common stock who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act were: Mr. Boulden (one Form 4 relating to five transactions); Mr. Claypool (one Form 4 relating to five transactions); Mr. Dawson (one Form 4 relating to five transactions); Mr. Dobbs (one Form 4 relating to three transactions); Mr. Hoffman (one Form 4 relating to three transactions); Mr. Hirshorn (one Form 4 relating to three transactions); Mr. McIlquham (one Form 4 relating to five transactions); Mr. Rogers (one Form 4 relating to three transactions); and Mr. Walker (one Form 4 relating to three transactions).

STOCK PERFORMANCE GRAPH

        The following graph compares the performance through November 26, 2006 of a hypothetical $100 investment made on April 7, 2006 in (a) our common stock, (b) the S&P 500 Composite Index® and (c) an index of certain companies by the company as comparable to Sealy (the "Peer Group Index"). The companies selected to form the Peer Group Index are Brunswick Corp., Church & Dwight Co, Chattem Inc., Energizer Holdings Inc., Ethan Allen Interiors Inc., Fortune Brands, Inc., Furniture Brands International, Harman International, Leggett & Platt Inc., La-Z-Boy Inc, Masco Corp., Mohawk Industries Inc. Nautilus Inc., Prestige Brands Holdings Inc., Playtex Products Inc., Polaris Industries Inc., Select Comfort Corp., Spectrum Brands, Inc., Tempur-pedic International Inc., The Scotts Miracle-Gro Co. This graph is calculated assuming that all stock dividends are reinvested during the relevant period.

Comparison of Cumulative Total Return
April 7, 2006 (IPO Date) through November 30, 2006
Sealy Corporation, S&P 500 Index, and Peer Group

	4/7/06	11/30/06
ZZ	100.00	95.94
S&P 500	100.00	109.19
Peer Index	100.00	97.66

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreements

With Rollover Stockholders

        In connection with the Recapitalization, we entered into a stockholders agreement with KKR and the Rollover Stockholders that governs the terms and conditions upon which the Rollover Stockholders may transfer their shares of common stock, in addition to other shareholding matters. Under the terms of those agreements, when at least 35% of Sealy's common stock became tradable on the NYSE in April 2007, those agreements terminated except for certain piggy-back rights.

        Under the stockholders agreement, until April 7, 2009 any proposed transfers of Sealy's common stock by a Rollover Stockholder (other than those to affiliates or effected pursuant to the "tag-along" or "drag-along" rights discussed below) were subject to a right of first refusal by KKR. If we were to sell or issue to KKR or its affiliates shares of common stock, securities convertible into or exchangeable for common stock or options warrants or other rights to acquire common stock, the Rollover Stockholders were allowed to participate on a proportionate basis.

        The stockholders agreement granted to the Rollover Stockholders "tag-along" rights, and to KKR, "drag-along" rights, in each case in connection with transfers by KKR of its shares of our common stock. In connection with such transfers, a Rollover Stockholder could sell concurrently with KKR, upon notice to KKR and on terms no less favorable than those granted to KKR, a certain number of shares calculated based upon the amount of shares proposed to be sold by KKR and the percentage of shares held by such Rollover Stockholder relative to the total number of shares held by the Rollover Stockholders, KKR and other persons entitled to "tag-along" rights in such transfer, collectively. Similarly, in the event KKR decided to transfer more than 50% of its shares to a non-affiliate, the Rollover Stockholders would have been required to sell, on the same terms and conditions as KKR, a proportionate number of shares held by them.

        Under the stockholders agreement, the Rollover Stockholders were also granted "piggyback" registration rights in connection with registered resales by KKR of our common stock. Certain minority investors transferred shares of our stock to members of such minority investors who agreed, pursuant to a joinder agreement executed in September 2004, to be bound by the terms of the stockholders agreement.

With Institutional Investors

        In connection with our issuance and sale of senior subordinated pay-in-kind notes and common stock to institutional investors on July 16, 2004, we entered into a Stockholders Agreement with KKR and The Northwestern Mutual Life Insurance Company, Teachers Insurance and Annuity Association of America and Sealy Paterson LLC, which we refer to collectively as the Minority Investors. Under this agreement, the Minority Investors were granted certain "tag-along," and "drag-along" rights with respect to private sales of our shares by KKR. The Minority Investors were also granted "piggyback" registration rights with respect to any proposed public offering of our shares that includes shares held by KKR. Under the terms of those agreements, when at least 35% of Sealy's common stock became tradable on the NYSE in April 2006, those agreements also terminated except for certain piggy-back rights.

Registration Rights Agreement

        In connection with the Sealy's April 6, 2004 recapitalization, we entered into a registration rights agreement with Sealy Holding LLC, a KKR controlled entity, pursuant to which KKR (through Sealy Holding LLC, and KKR's transferees, to the extent they agree to be bound by the agreement) will have the right to register its shares for sale with the SEC along with us in the event that we register common stock for sale to the public. In addition, the agreement also provides KKR with an unlimited number of demand registration rights at any time upon written request, subject to certain limitations. We are required to pay registration expenses in the event we register shares of common stock for sale to the public and in connection with the first six registrations undertaken pursuant to KKR's demand registration rights. To the extent any other holders of Class A common stock are granted registration rights more favorable than those of KKR under the agreement, the agreement will be deemed automatically amended to provide that KKR is granted similar rights.

Management Stockholder's Agreement

        In connection with Sealy's April 6, 2004 recapitalization, we allowed certain members of management (each, a "Member") to rollover options granted under its pre-existing stock option plan. Concurrently with the rollover, each Member entered into a management stockholder's agreement and sale participation agreement (discussed below) which together allow for the issuance of new options under our 2004 stock option plan and set forth the restrictions and rights with respect to the transfer and sale of the Members' options and underlying shares. In entering into the management stockholder's agreement, each Member agreed to be bound by certain non-compete provisions during his or her employment and for eighteen months thereafter. Under the management stockholder's agreement, Members may not, absent a change of control of us, transfer any shares of common stock until April 7, 2009, except for the following:

  •
  certain transfers permitted upon the death or disability of the Member or upon termination of his or her employment;

  •
  sales pursuant to an effective registration statement where the Member has exercised its "piggyback" registration rights granted under the management stockholder's agreement; and

  •
  "tag-along" or "drag-along" transfers completed pursuant to the sale participation agreement.

During 2006 Sealy's board of director established a policy to allow certain terminated employees to sell in the public market Sealy shares that the ex-employee receives from exercising rollover options. The number of shares that may be so sold are limited to an amount sufficient to pay the exercise cost and taxes on the ex-employee's exercise of rollover options.

Sale Participation Agreement

        KKR (through Sealy Holding LLC) has entered into a sale participation agreement with each Member of management electing rollover options in connection with Sealy's April 6, 2004 recapitalization. The sale participation agreement grants to the Member or its estate or trust the right to participate in any sale for cash or other consideration of shares of common stock by KKR occurring prior April 7, 2009 of our common stock. The Member or its estate or trust will be able to sell the maximum number of shares of common stock owned by such stockholder or which can be acquired under exercisable options that is proportional to the number of shares being sold by KKR in relation to the number of shares it then owns. Similarly, in the event of a proposed sale of common stock by KKR, KKR may require the Member or its estate or trust to sell in such transaction up to the number of shares described above.

Management Services Agreement with KKR

        In connection with the Recapitalization, Sealy Mattress Company entered into a management services agreement with KKR pursuant to which KKR provides certain structuring, consulting and management advisory services to us. Pursuant to this agreement, KKR received a transaction fee of $25 million upon the closing of the Recapitalization and the right to receive an advisory fee of $2 million payable annually, such amount to increase by 5% per year. In fiscal 2005, we paid KKR approximately $2.1 million in advisory fees (exclusive of the $25 million transaction fee). In 2006 we paid $0.7 million in advisory fees to KKR and in April 2006, KKR and Sealy Mattress Company terminated the management services agreement for an aggregate consideration to KKR of $11.0 million. Under this agreement we were required to indemnify KKR and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of KKR pursuant to, and the performance by KKR of the services contemplated by, the management services agreement. We believe that the terms of the management services agreement were no less favorable to Sealy Mattress Company than those that Sealy Mattress Company could have obtained from unaffiliated third parties.

Transactions with Capstone

        For the fiscal year ended November 28, 2004, November 27, 2005, and November 26, 2006, we incurred costs of $2.0 million, $1.4 million, and nothing respectively, for consulting services provided by Capstone Consulting LLC. These services were related to various strategic, sales, finance and marketing initiatives. The chief executive officer of Capstone Consulting LLC, Dean B. Nelson, also serves on our board of directors. The ongoing provision to us of consulting services by Capstone remains at our discretion. We believe that the terms of these arrangements to date have been no less favorable to us than those that we could have obtained from unaffiliated third parties.

OTHER MATTERS

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370, telephone: (336) 861-3500. If you want to receive separate copies of the proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.sealy.com) and click on "Investor Relations" under the "About Sealy" heading. Copies of our Annual Report on Form 10-K for the year ended November 26, 2006, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

********************

        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By order of the board of directors
[Signature]
Kenneth L. Walker Senior Vice President, General Counsel & Secretary

March 27, 2007
Trinity, North Carolina

APPENDIX A

SEALY CORPORATION
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Purpose

        The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Sealy Corporation (the "Company") to assist the Board with the oversight of: (1) the integrity of the financial statements of the Company; (2) the independent auditor's qualifications and independence; (3) the performance of the Company's disclosure controls and procedures, internal audit function and independent auditor; (4) the adequacy of the Company's systems of internal accounting and financial controls; and (5) the Company's compliance with ethics policies and legal and regulatory requirements. The Committee shall also prepare the report that Securities and Exchange Commission rules require be included in the Corporation's annual proxy statement. The Committee shall report to the Board with respect to such matters and initiate and/or approve appropriate changes in any or all of these areas when necessary.

Committee Membership

        The Committee shall consist of no fewer than three directors, each of whom is determined by the Board to be "independent" under the rules of the New York Stock Exchange, Inc. and the Sarbanes-Oxley act, subject to the phase-in rules for companies listing securities in conjunction with an initial public offering which require one independent member at the time of listing, a majority of independent members within 90 days of listing and a fully independent committee within one year. Each member of the Committee shall meet all applicable experience and other requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the United States Securities and Exchange Commission (the "Commission") or any applicable exemption therefrom, and at least one of whom shall meet applicable financial expert qualifications. All members of the Committee shall, in the judgment of the Board, have, at the time of his or her appointment to the Committee, a working familiarity with basic finance and accounting practices and the ability to read and understand fundamental financial statements and at least one member must be a "financial expert" under the requirements of the Sarbanes-Oxley act. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board (i) determines that such simultaneous services would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

        Any director who has participated in the preparation of the financial statements of the Company or any one of its subsidiaries at any time during the past three years may not sit on the Committee.

        No member of the Committee shall receive compensation other than director's fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive.

        The members of the Committee shall be appointed by the Board and shall serve until such member's successor is duly elected and qualified or until such member's earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

        Unless a chairman is elected by the full Board, the members of the Committee shall designate a chairman by the majority vote of the full Committee membership. The chairman shall be entitled to cast a vote to resolve any ties. The chairman will chair all regular sessions of the Committee and set agendas for Committee meetings.

Committee Authority and Responsibilities

        The Committee shall have the sole authority to appoint, replace or terminate the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

        The Committee shall establish policies for and pre-approve all auditing services and permitted non-audit services (including accounting services related to mergers and acquisitions transactions and related financing activities), other than "prohibited non-auditing services" (see separate Pre-Approval Policy), to be performed for the Company by its independent auditor (including a prohibition against paying any audit partner of the Company's auditor compensation based on the partner procuring engagements from the Company to provide any products or services other than audit, review or attest services), subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Any such de minimus non-audit services not pre-approved by the Committee shall be approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority, including the authority to grant pre-approvals of audit and permitted non-audit services, to subcommittees consisting of one or more members, provided that decisions of such subcommittee to grant pre-approvals shall be limited to $100,000 per service engagement, and shall be presented to the full Committee at its next scheduled meeting. The Committee shall promptly report the approval of any permitted non-audit services to management for disclosure in the Company's periodic reports.

        In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

        The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Financial Statement and Disclosure Matters

        The Committee, as required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate, shall:

  1.
  Review with management and the independent auditor the financial statements (Item 8 of Form 10-K) and disclosures made in Management's Discussion and Analysis of Financial Condition and Results of Operations (Item 7 of Form 10-K, "MD&A") to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including management's and the independent auditor's judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

  2.
  Discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards including matters relating to the conduct of the audit, any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and any actual or proposed adjustments to the financial statements, and management's response to such matters. Without excluding any other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement and (iii) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to the Company.

  3.
  Recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

  4.
  Review and discuss with management and the independent auditor the Company's quarterly financial statements (Item 1 of Form 10-Q), including disclosures made in MD&A (Item 2 of Form 10-Q), prior to the filing of the Company's quarterly reports on Form 10-Q, the results of the independent auditor's reviews of the quarterly financial statements and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

  5.
  Prepare the report of the Committee required by the rules of the Commission to be included in the Company's annual proxy statement.

  6.
  Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

  7.
  Review at least annually and discuss with the independent auditors:

  (a)
  all critical accounting policies and practices to be used;

  (b)
  analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

  (c)
  other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

  8.
  Prior to issuance, discuss with management and the independent auditor the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Chair may represent the Committee for purposes of this review.

  9.
  Discuss with management and the independent auditor the effect of regulatory and accounting guidance as well as off-balance sheet structures on the Company's financial statements.

  10.
  Discuss with management, the internal audit department and the independent auditors the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and financial statement risk management policies.

  11.
  Review disclosures made to the Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud (whether or not material) involving management or other employees who have a significant role in the Company's internal controls.

  12.
  Review management's assessment of the effectiveness of the Company's internal controls over financial reporting as of the end of the most recent fiscal year and the independent auditor's report on management's assessment of controls and their report on internal controls over financial reporting.

  13.
  Review and discuss with the independent auditor the responsibilities, budget and staffing of the Company's internal audit function.

Oversight of the Company's Relationship with the Independent Auditor

        The Committee, as required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate, shall:

  1.
  Review and evaluate the lead partner of the independent audit team.

  2.
  Obtain and review a report from the independent auditor at least annually regarding:

  (a)
  the independent auditor's internal quality control procedures;

  (b)
  any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;

  (c)
  any steps taken to deal with any such issues; and

  (d)
  an assessment of the auditor's independence and all relationships between the independent auditor and the Company.

  3.
  Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

  4.
  Obtain and review the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and proof that it is registered as a "registered public accounting firm" by the Public Company Accounting Oversight Board, and discuss with the independent auditor the independent auditor's independence and any disclosed relationships or services that may impact the objectivity of the independent auditor.

  5.
  Discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards (SAS) No. 61, Communications with the Audit Committee; SAS No. 89, Audit Adjustments; and SAS No. 90, Audit Committee Communications, all as amended from time to time, together with any other matters as may be required for public disclosure or otherwise under applicable laws, rules and regulations.

  6.
  Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law (such individual cannot provide audit services for more than five consecutive years) and consider whether, in order to assure continuing auditor independence, it is appropriate to rotate the independent auditing firm itself.

  7.
  Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Company if the CEO, CFO, controller, chief accounting officer or any other person serving in an equivalent capacity for the Company was employed by the accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

  8.
  Meet with the independent auditor and financial management of the Company prior to the audit to discuss the planning and staffing of the audit, the scope of the prospective audit and the audit procedures to be utilized, the estimated fees therefore and such other matters pertaining to the audit as the Committee may deem appropriate. At the conclusion of the annual audit, review with the auditors and management the performance of the audit, including any comments or recommendations made by the independent auditor.

  9.
  Inform the independent auditor that such firm shall report directly to the Committee.

  10.
  Oversee the work of the independent auditor, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

        In evaluating the Company's relationship with its independent auditor, the Committee shall take into account the opinions of management and the Company's internal auditors (or other personnel responsible for the internal audit function).

Oversight of the Company's Internal Audit Function

        The internal audit director shall have dual reporting responsibility to both the Committee and the Chief Financial Officer of the Company. Accordingly, the Committee shall review and concur in the appointment, replacement or dismissal of the internal audit director and shall review the performance of and assist in determining compensation of the internal audit director.

        The Committee, as required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate, shall:

  1.
  Review with management and the internal audit director the charter, plans, budget, activities, staffing, scope, annual risk assessment, organizational structure and results of the internal audit function and shall approve the annual internal audit plan.

  2.
  Review any reports regarding any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control.

  3.
  Review periodically with management, the internal audit department and the independent auditor the scope and adequacy of the internal accounting controls implemented to comply with the Foreign Corrupt Practices Act (FCPA) and the recordkeeping provisions of the FCPA and the SEC.

  4.
  Review any significant reports to management prepared by or on behalf of the senior internal audit executive or the firm performing the internal auditing function and management's responses.

  5.
  Review and discuss with management the responsibilities, fees and staffing of the internal audit department or the firm performing the internal auditing function and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

        The Committee, as required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate, shall:

  1.
  Receive any reports from the independent auditor, and report to the independent auditor, any information of which they are aware indicating that an illegal act has or may have occurred or that Section 10A(b) of the Exchange Act has been implicated.

  2.
  Review and approve all related party transactions.

  3.
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding fraud, questionable accounting or auditing matters.

  4.
  Oversee the Code of Business Conduct and Ethics and internal complaint procedures.

  5.
  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

  6.
  Investigate such matters as it deems appropriate in connection with fulfilling its duties and responsibilities.

  7.
  Inquire of management and as appropriate review periodically, with the Company's counsel, reports of evidence of material violation of securities laws or breaches of fiduciary duty and any legal matter that could have a significant impact on the Company's financial statements.

  8.
  Discuss with management, the internal auditors and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company's policies and procedures to assess, monitor and manage business risk, and legal and ethical compliance programs.

  9.
  Institute and oversee special investigations as necessary.

Meetings; Reports to the Board

        The Committee shall meet as often as it deems necessary, but not less frequently than quarterly. The chairman of the board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically or electronically.

        The Committee shall meet as appropriate in executive session and periodically with management, the internal auditors and the independent auditor in separate executive sessions. In addition, the Committee should meet with the independent auditors and management quarterly to review the corporation's financial statements in a manner consistent with that outlined in the "Financial Statement and Disclosure Matters" section of this Charter.

        The Committee may request any officer or employee of the Company, the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

        Among the items to be discussed in executive sessions are the independent auditor's evaluation of the Company's financial, accounting, and auditing personnel and the cooperation that the independent auditor received during the course of the audit.

        The Committee shall make regular reports to the Board and shall submit to the Board the minutes of all meetings of the Committee or otherwise communicate to the Board the matters discussed at each of the Committee's meetings.

        The Committee shall report regularly to the Board with respect to the quality and integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditor and the performance of the internal audit function.

  1.
  The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter and report the results to the Board. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

Limitation of Committee's Role

        While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

c/o National City Bank Shareholder Services Operations Locator 94509 P. O. Box 92301 Cleveland, OH 44101-4509	VOTE BY TELEPHONE Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.
Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.
If you vote by telephone or over the Internet, do not mail your proxy card.
Telephone and Internet votes must be received by 6:00 a.m. EDT on April 25, 2007 to be included in the final tabulation.

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If voting by mail, this proxy card must be signed and dated below. Please fold and detach card at perforation before mailing.

SEALY CORPORATION

        This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Jeffrey C. Ackerman and Kenneth L. Walker, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Sealy Corporation held of record by the undersigned on March 27, 2007, at the Annual Meeting of Shareholders to be held on April 25, 2007, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 27, 2007, is hereby acknowledged.

Dated:	, 2007

Signature

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE—NO POSTAGE NECESSARY

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

FOLD AND DETACH HERE

SEALY CORPORATION PROXY

This proxy when properly exercised will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposal 2.

1.	Election of Directors
	Nominees:	(1)	Brian F. Carroll	(2)	James W. Johnston	(3)	David J. McIlquham	(4)	Gary E. Morin
		(5)	Dean B. Nelson	(6)	Paul J. Norris	(7)	Richard W. Roedel	(8)	Scott M. Stuart
		☐	FOR all nominees listed above (except as marked to the contrary below).			☐	WITHHOLD AUTHORITY to vote for all nominees listed above.
(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).

2.	To ratify the selection of Deloitte & Touche LLP as the Company's independent accountants for the Company's fiscal year ending December 2, 2007.
		☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	In their discretion, to vote upon such other business as may properly come before the meeting.

Please fold and detach card at perforation before mailing.

(Continued on reverse side)

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SEALY CORPORATION ONE OFFICE PARKWAY TRINITY, NORTH CAROLINA 27370
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held April 25, 2007
TABLE OF CONTENTS
BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS
OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
PROXIES AND VOTING PROCEDURES
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
CORPORATE GOVERNANCE AND RELATED MATTERS
AUDIT COMMITTEE REPORT AND AUDITOR FEES
Option Grants in Last Fiscal Year
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End/Option Values
BENEFICIAL OWNERSHIP OF COMMON STOCK
STOCK PERFORMANCE GRAPH
Comparison of Cumulative Total Return April 7, 2006 (IPO Date) through November 30, 2006 Sealy Corporation, S&P 500 Index, and Peer Group
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER MATTERS
APPENDIX A SEALY CORPORATION CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SEALY CORPORATION